NEW YORK
STATE OF OPPORTUNITY.

Division of Corporations,
State Records and
Uniform Commercial Code

New York State
Department of State
DIVISION OF CORPORATIONS,
STATE RECORDS AND
UNIFORM COMMERCIAL CODE
One Commerce Plaza
99 Washington Ave.
Albany, NY 12231-0001
www.dos.ny.gov

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF

Altitude International, Inc.

(Insert the Current Name of Domestic Corporation)
(Name change only)

Under Section 805 of the Business Corporation Law

FIRST: The current name of the corporation is:
Altitude International, Inc.

If the name of the corporation has been previously changed, the name under which it was originally formed is:
Titan Computer Services, Inc.

SECOND: The date of filing of the certificate of incorporation with the Department of State is:
July 13, 1994

THIRD: The amendment effected by this certificate of amendment is as follows:

Paragraph FIRST of the Certificate of Incorporation relating to the name of the corporation is amended to read in its entirety as follows:

FIRST: The name of the corporation is:
Altitude International Holdings, Inc.

FOURTH: The certificate of amendment was authorized by: *(Check the appropriate box)*

☑ The vote of the board of directors followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

☐ The vote of the board of directors followed by the unanimous written consent of the holders of all outstanding shares.

X Robert Kanuth
(Signature)

Robert Kanuth
(Name of Signer)

CEO
(Title of Signer)